Exhibit 2K8

EXECUTION VERSION

FUND EXPENSE AGREEMENT

among

INVERSORA CARSO, S.A. DE C.V. (MEXICO),

CONTROL EMPRESARIAL DE CAPITALES, S.A. DE C.V. (MEXICO)

and

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO INBURSA

each as a Shareholder

U.S. BANK NATIONAL ASSOCIATION,

AS SERVICE PROVIDER

and

2017 MANDATORY EXCHANGEABLE TRUST

DATED AS OF DECEMBER 15, 2017

TABLE OF CONTENTS

		Page

Article I
DEFINITIONS; INTERPRETATION

Section 1.1	Defined Terms	1
Section 1.2	Interpretation	3

Article II
PAYMENTS BY SHAREHOLDERS

Section 2.1	Agreement to Pay Up-Front Fees and Expenses	3
Section 2.2	Agreement to Pay Additional Expenses	3
Section 2.3	Condition to Payment	4

Article III
CERTAIN AGREEMENTS OF THE SERVICE PROVIDER

Section 3.1	Statements and Reports	4
Section 3.2	Trust Termination; Refund of Unused Expense Funds	5
Section 3.3	Termination of Administration Agreement	5
Section 3.4	Amendments to Other Agreements	5

Article IV
MISCELLANEOUS

Section 4.1	Term of Agreement	5
Section 4.2	No Assumption of Liability	5
Section 4.3	Conditions to Duties of Service Provider	6
Section 4.4	Notices	6
Section 4.5	Governing Law; Severability; Consent to Jurisdiction	8
Section 4.6	Entire Agreement	8
Section 4.7	Amendments; Waivers	9
Section 4.8	Non-Assignability	9
Section 4.9	No Third Party Rights; Successors and Assigns	9
Section 4.10	Counterparts	9

i

FUND EXPENSE AGREEMENT

FUND EXPENSE AGREEMENT (this “Agreement”), dated as of December 15, 2017, among Inversora Carso, S.A. de C.V. (Mexico) (“Carso”), Control Empresarial de Capitales, S.A. de C.V. (Mexico) (“Empresarial”) and Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa (“Inbursa”, along with Carso and Empresarial collectively, the “Shareholders” and each, a “Shareholder”), U.S. Bank National Association, a national banking association (the “Service Provider”), for itself in its capacities as Administrator, Custodian, Collateral Agent and Paying Agent for 2017 Mandatory Exchangeable Trust, a trust organized under the laws of the State of New York under and by virtue of an Amended and Restated Trust Agreement, dated as of December 8, 2017 (the “Trust Agreement”; such trust and the trustees thereof acting in their capacity as such being referred to in this Agreement as the “Trust”), and the Trust.

WITNESSETH:

WHEREAS, the Trust is a trust organized under the laws of the State of New York under and by virtue of the Trust Agreement; and

WHEREAS, each of the Shareholders desires to make provision for the payment of certain initial and on-going expenses related to the Trust;

NOW, THEREFORE, the parties to this Agreement, intending to be bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms.

(a) Capitalized terms used and not otherwise defined in this Agreement have the respective meanings specified in the Trust Agreement.

(b) As used in this Agreement, the following terms have the following meanings:

“Additional Expense” means the Ordinary Expense the incurrence of which will require the Service Provider to provide the Additional Expense Notice pursuant to Section 2.2(a) and any Ordinary Expense incurred thereafter.

“Additional Expense Notice” has the meaning specified in Section 2.2(a).

“Affiliate” or “Affiliated” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Collateral Agent” means U.S. Bank National Association (or its successor) in its capacity as Collateral Agent under the Collateral Agreement.

“Collateral Agreements” means, with respect to each Shareholder, the Collateral Agreement, dated as of December 15, 2017, among such Shareholder, U.S. Bank National Association, as Collateral Agent, and the Trust.

“Forward Agreements” means, with respect to each Shareholder, the Forward Agreement, dated as of December 15, 2017, between such Shareholder and the Trust.

“Pro Rata Share” means each Shareholder’s proportional share in proportion to the proceeds received by each Shareholder from the Forward Agreement.

“Ordinary Expense” means any expense of the Administrator pursuant to the Administration Agreement for the term of the Trust and any expense of the Trust other than (x) any expense of the Trust arising under Section 3.4 of the Administration Agreement, Section 3.5 or 3.6 of the Custodian Agreement, Section 5.6 of the Paying Agent Agreement or Section 7.6 of the Trust Agreement and (y) to the extent not included in clause (x), any expense of the Trust arising from or relating to any withholding, deduction or payment of any present or future taxes, duties, assessments or governmental charges of whatever nature (other than governmental charges in the nature of administrative fees required to be paid to preserve the existence of the Trust).

“Shareholder” has the meaning specified in the preamble to this Agreement.

“Service Provider” has the meaning specified in the preamble to this Agreement.

“Trust” has the meaning specified in the preamble to this Agreement.

“Trust Agreement” has the meaning specified in the preamble to this Agreement.

“U.S. Bank Money Market Deposit Account” means a money market deposit account with U.S. Bank, all of the distributions on which are exempt from U.S. withholding tax under section 871(i)(2)(A) or section 881(c) of the United States Internal Revenue Code of 1986 (or any applicable successor provision).

“Up-Front Fee Amount” means the amount set forth as such on Schedule I hereto payable as a one-time payment to the Service Provider in respect of its services, as Administrator, Custodian, Collateral Agent and Paying Agent, for the entire term of the Trust.

“Up-Front Expense Amount” means the amount set forth as such on Schedule I hereto payable as a one-time payment to the Service Provider in respect of Ordinary Expenses anticipated to be incurred by the Administrator, pursuant to the Administration Agreement, during the term of the Trust.

Section 1.2 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference is to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Any reference to any statute, regulation or agreement is a reference to such statute, regulation or agreement as supplemented or amended from time to time.

ARTICLE II

PAYMENTS BY SHAREHOLDERS

Section 2.1 Agreement to Pay Up-Front Fees and Expenses. Each Shareholder agrees to pay or cause to be paid to the Service Provider in Federal (immediately available) funds at the First Time of Delivery its Pro Rata Share of the Up-Front Fee Amount and the Up-Front Expense Amount.

Section 2.2 Agreement to Pay Additional Expenses.

(a) Before incurring any Ordinary Expense that, together with all prior Ordinary Expenses incurred by the Administrator, would cause the aggregate amount of Ordinary Expenses to exceed the Up-Front Expense Amount, the Administrator shall provide to each Shareholder (i) prompt written notice (the “Additional Expense Notice”) to the effect that the aggregate amount of Ordinary Expenses will exceed the Up-Front Expense Amount, and (ii) an accounting, in such detail as shall be reasonably acceptable to each Shareholder, of all Ordinary Expenses incurred through the date of the Additional Expense Notice.

(b) From and after the date of the Additional Expense Notice, the Service Provider agrees that it will not, without the prior written consent of each Shareholder, which shall not be unreasonably withheld or delayed (it being understood, for the avoidance of doubt, that any withholding of such consent would not be unreasonable with respect to any proposed expense of the Trust if such expense does not constitute an Ordinary Expense), incur (i) any single Additional Expense in excess of $10,000 or (ii) in any calendar quarter, Additional Expenses aggregating in excess of $30,000. Subject to the foregoing, the Service Provider shall give notice to each Shareholder in writing promptly after incurring any Additional Expense. Such notice shall be accompanied by any demand, bill, invoice or other similar document in respect of such Additional Expense.

(c) Subject to the first sentence of Section 2.2(b), each Shareholder agrees, severally and not jointly, to pay to the Service Provider from time to time its Pro Rata Share of the amount of any Additional Expense. Each Shareholder shall pay its Pro Rata Share of any such Additional Expense in Federal (immediately available) funds by the later of (i) five Business Days after the receipt by each Shareholder from the Service Provider of notice of the incurrence of such Additional Expense, or (ii) the due date for the payment of such Additional Expense.

(d) Any Shareholder may, on behalf of each of the Shareholders, contest in good faith the reasonableness of any Additional Expense and the parties shall attempt in good faith to resolve amicably the disagreement; provided that if the parties cannot resolve the dispute by the due date specified in Section 2.2(c) with respect to such Additional Expense, then subject to the first sentence of Section 2.2(b), each Shareholder shall pay its Pro Rata Share of the amount of such Additional Expense as provided in Section 2.2(c) subject to later adjustment and credit if such dispute is resolved in favor of the Shareholders.

Section 2.3 Condition to Payment. Each Shareholder’s obligation under Sections 2.1 and 2.2 shall be subject to the condition that the Trust Securities that are deliverable under the Purchase Agreement at the First Time of Delivery (as defined in the Purchase Agreement) shall have been delivered and paid for at the First Time of Delivery.

ARTICLE III

CERTAIN AGREEMENTS OF THE SERVICE PROVIDER

Section 3.1 Statements and Reports.

(a) The Service Provider shall:

(i) receive, collect and safekeep all demands, bills, invoices or other written communications received from third parties in connection with any Ordinary Expenses;

(ii) prepare and maintain adequate books and records showing all receipts and disbursements of funds in connection therewith; and

(iii) prepare and deliver directly to each Shareholder all invoices, in such detail as shall be reasonably acceptable to each Shareholder, for expenses, including Ordinary Expenses already covered by the Up-Front Expense Amount and Additional Expenses.

(b) The Service Provider agrees that each of the Up-Front Fee Amount and the Up-Front Expense Amount shall solely be used for the purposes specified herein and none of the Up-Front Expense Amount may be used to pay for any expense of the Trust that does not constitute an Ordinary Expense. Each Shareholder shall have the right to inspect and to copy, at such Shareholder’s expense, all such documents, books and records at all reasonable times and from time to time during the term of this Agreement.

(c) The Service Provider confirms that so long as it serves as Administrator, it will, on behalf of the Trust, deliver all notices required to be delivered to the Shareholders (and in the time periods required) pursuant to the provisions of each Contract applicable to the Trust and will comply with the provisions of each Contract in engaging in any activities on behalf of the Trust.

(d) The Shareholders hereby instruct the Service Provider (and the Service Provider hereby agrees) to hold any amounts held pursuant to this Agreement pending distribution in a segregated reserve account established in the name of the Shareholders and named the “Fund Expense Account”, and to invest such amounts in the U.S. Bank Money Market Deposit Account. Investment losses and expenses associated with such investment shall be charged against the amounts held in the Fund Expense Account under this Agreement. Investment earnings will also be credited to the Fund Expense Account. The Service Provider shall not be liable or responsible for loss in the value of any investment made pursuant to this Section 3.1(d), or for any loss due to interest rate fluctuation, cost or penalty resulting from any sale or liquidation of any investment.

Section 3.2 Trust Termination; Refund of Unused Expense Funds. In consideration of the agreements of each Shareholder in this Agreement:

(a) if, at the termination of the Trust in accordance with Article VIII of the Trust Agreement, the aggregate amount of Ordinary Expenses incurred by the Service Provider through the date of termination shall be less than the Up-Front Expense Amount, the Service Provider shall, promptly following the date of such termination, return to the Shareholders in Federal (immediately available) funds the amount of such excess; and

(b) if, at the termination of the Trust in accordance with Article VIII of the Trust Agreement, any amounts paid by the Shareholders to cover Additional Expenses are still held by the Service Provider, the Service Provider shall, promptly following the date of such termination, return to the Shareholders in Federal (immediately available) funds such amounts.

Section 3.3 Termination of Administration Agreement. If the Service Provider shall resign or be removed as Administrator pursuant to the Administration Agreement, the Service Provider shall promptly repay to each Shareholder such Shareholder’s Pro Rata Share of a ratable portion of the Up-Front Fee Amount for the period from the date of such resignation or removal to the Exchange Date, together with its Pro Rata Share of any unexpended portion of the Up-Front Expense Amount and any unexpended Additional Expenses.

Section 3.4 Amendments to Other Agreements. The Service Provider agrees that it will not consent to any amendment of the Administration Agreement, the Custodian Agreement, the Paying Agent Agreement or the Collateral Agreement without the prior written consent of each Shareholder.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Term of Agreement. This Agreement shall continue in effect until the completion of the liquidation of the Trust in accordance with Sections 8.3(a) and 8.3(c) of the Trust Agreement.

Section 4.2 No Assumption of Liability. By executing this Agreement, none of the Trustees assumes any personal liability hereunder. The Trust Agreement was executed or made by or on behalf of the Trust by the Trustees as trustees and not individually and the obligations of this Agreement are not binding upon any of them or the holders of the Trust Securities individually but are binding only upon the assets and property of the Trust.

Section 4.3 Conditions to Duties of Service Provider. The Shareholders and the Trustees acknowledge that U.S. Bank National Association is entering into this Agreement in its capacity as Administrator under the Administration Agreement, Custodian under the Custodian Agreement, Collateral Agent under the Collateral Agreement and Paying Agent under the Paying Agent Agreement, and that it shall be entitled to all of the rights, protections and immunities afforded it in such roles under such agreements in the performance of its duties as Service Provider under this Agreement. The sole obligation of the Service Provider to the Shareholders with respect to invoices of parties other than U.S. Bank National Association entitled to payment of fees and expenses under this Agreement is to forward such invoices to the Shareholders in accordance with Section 3.1(a)(iii) of this Agreement (with copies to the Trust), and the Service Provider shall have no duty to inspect, verify or contest such third-party invoices.

Section 4.4 Notices.

(a) All notices and other communications provided for in this Agreement, unless otherwise specified, shall be in writing (including fax or email) and shall be given at the addresses set forth in the following sentence or at such other addresses as may be designated by notice duly given in accordance with this Section 4.4 to each other party hereto. Until such notice is given,

(i)	notices to the Shareholders shall be directed to:

Inversora Carso, S.A. de C.V. (Mexico)

Paseo de las Palmas 781, Piso 3

Lomas de Chapultepec

Attention: Guillermo R. Caballero Padilla

Phone: +52(55) 5625 4900 ext. 3328

Email: gcaballerop@inbursa.com

Control Empresarial de Capitales, S.A. de C.V. (Mexico)

Paseo de las Palmas 781, Piso 3

Lomas de Chapultepec

Attention: Guillermo R. Caballero Padilla

Phone: +52(55) 5625 4900 ext. 3328

Email: gcaballerop@inbursa.com

Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa

Paseo de las Palmas No. 736

Colonia Lomas de Chapultepec

C.P. 11000 Mexico, D.F., Mexico

Attention: Guillermo R. Caballero Padilla

Phone: +52(55) 5625 4900 ext. 3328

Email: gcaballerop@inbursa.com

(ii)	notices to the Service Provider shall be directed to it at:

U.S. Bank National Association,

Global Corporate Trust

Services,

101 N. 1st Avenue, Suite 1600

Phoenix, Arizona 85003

Attention: Mary Ambriz-Reyes (re: 2017 Mandatory Exchangeable Trust)

Telephone No.: (602) 257-5430

Facsimile No.: (602) 257-5433

Email: mary.ambrizreyes@usbank.com

(iii)	notices to the Trust or the Trustees shall be directed to the Trustees at:

2017 Mandatory Exchangeable Trust

850 Library Avenue, Suite 204

Newark, Delaware 19711

Attention: Donald J. Puglisi, Managing Trustee

Facsimile No.: (302) 738-7210

Email: dpuglisi@puglisiassoc.com

with a copy (which shall be required to constitute notice) to the Administrator at:

U.S. Bank National Association

Global Corporate Trust Services

101 N. 1st Avenue, Suite 1600

Phoenix, Arizona 85003

Attention: Mary Ambriz-Reyes

(re: 2017 Mandatory Exchangeable Trust)

Telephone No.: (602) 257-5430

Facsimile No.: (602) 257-5433

Email: mary.ambrizreyes@usbank.com

with an additional copy (which shall not constitute notice) to:

Paul Hastings LLP

875 15th Street, N.W. Washington, D.C. 20005

Attention: Wendell M. Faria

Telephone No.: (202) 551-1758

Facsimile No.: (202) 551-0158

Email: wendellfaria@paulhastings.com

(b) Each such notice given pursuant to Section 4.4(a) shall be in writing and shall be (i) delivered by hand, (ii) delivered by nationally recognized overnight courier, (iii) mailed by registered or certified mail, return receipt requested or (iv) sent by facsimile or email, to the relevant party at its address or facsimile number or email address set forth above or such other address or facsimile number or email address as such party may specify by notice to the other parties in accordance herewith. Proof of transmission, posting or dispatch of any notice shall be deemed to be proof of receipt:

(i) in the case of personal delivery, overnight courier or certified or registered mail, on the day of delivery at the address of the relevant party, or if such day is not a Business Day, on the first Business Day thereafter; and

(ii) in the case of facsimile transmission, on the day of such transmission (provided, however, that the sender shall have received oral or written confirmation of receipt by the recipient, such as, in the case of email, by the “return receipt requested” function, as available, return email or other acknowledgement) or, if such day is not a Business Day, on the first Business Day thereafter;

but if the result is that a notice would be deemed to be given or made later than 5:00 p.m. (local time in the place of receipt), it will be deemed to have been duly given or made at the start of business on the next Business Day.

Section 4.5 Governing Law; Severability; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions contained in this Agreement unenforceable or invalid. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement to the general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York sitting in New York County and appellate courts from any thereof, irrevocably and unconditionally waives, to the extent permitted by applicable law, any other jurisdiction to which it may otherwise be entitled, and agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage pre-paid, to its address set forth in Section 4.4 or to such other address of which the other parties shall have been notified pursuant thereto.

Section 4.6 Entire Agreement. Except as expressly set forth in this Agreement, this Agreement, the Trust Agreement, the Administration Agreement, the Collateral Agreement, the Custodian Agreement, the Paying Agent Agreement and the Indemnity Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 4.7 Amendments; Waivers. Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retrospectively or prospectively) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.8 Non-Assignability. This Agreement and the rights and obligations of the parties hereunder may not be assigned or delegated by any party without the prior written consent of the other parties, and any purported assignment without such consent shall be void.

Section 4.9 No Third Party Rights; Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than the parties hereto and their respective successors and assigns and no person, including any holders of the Trust Securities, shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of the Service Provider and its successors and assigns.

Section 4.10 Counterparts. This Agreement may be executed, acknowledged and delivered in any number of counterparts, each of which shall be an original, but all of which shall constitute a single agreement, with the same effect as if the signatures on each such counterpart were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fund Expense Agreement to be duly executed and delivered as of the first date set forth above.

THE SERVICE PROVIDER:

U.S. BANK NATIONAL ASSOCIATION, as Service Provider

By:
Name:
Title:

(Signature Page to Fund Expense Agreement)

THE TRUST:

2017 MANDATORY EXCHANGEABLE TRUST,

By:
Donald J. Puglisi, as Trustee

By:
William R. Latham, III, as Trustee

By:
James B. O’Neill, as Trustee

(Signature Page to Fund Expense Agreement)

SHAREHOLDERS:

INVERSORA CARSO, S.A. DE C.V. (MEXICO)

By:
Name:
Title:

CONTROL EMPRESARIAL DE CAPITALES, S.A. DE C.V. (MEXICO)

By:
Name:
Title:

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA

By:
Name:
Title:

(Signature Page to Fund Expense Agreement)

SCHEDULE I

Expenses of Organization of the Trust and the Offering of the Trust Securities

Up-Front Fee Amount:	$365,000
Trustees’ Fees	$84,000
Organizational Costs	$25,000
Offering Costs	$275,000
Up-Front Expense Amount:
Sub-Administrator’s Fees	$50,000
U.S. Bank’s Fees (as Administrator, Paying Agent)	$4,500
Fees to U.S. Bank’s Counsel	$15,000
Accounting Fees	$185,000
Valuation Firm’s Fees	$30,500
Rule 17g-1 Fidelity Bond Fees	$30,000
Trust Counsel’s Legal Fees	$75,000

Total Up-Front Expense Amount:	$390,000